Exhibit 10.2

                                 PROMISSORY NOTE

$1,500,000                                                     February 14, 2002

      FOR VALUE RECEIVED, the undersigned, GreenMan Technologies Inc., a Delaware corporation (the "Debtor"), hereby promises to pay to Republic Services of Georgia, Limited Partnership ("RSLP"), a Delaware limited partnership (as successor to United Waste Service, Inc.) (the "Holder"), and whose address is c/o Republic Services, Inc., 110 S.E. 6th Street, Suite 2800, Ft. Lauderdale, FL 33301, the principal sum of One Million and Five Hundred Thousand Dollars ($1,500,000) or such lesser principal amount then outstanding, together with all accrued and unpaid interest thereon on March 31, 2007. Interest on the principal amount of this Note will accrue from and including the date hereof until and including the date such principal amount is paid, at a rate equal to ten percent (10%) per annum. Debtor shall make fifty nine (59) monthly principal payments of $6,250 plus interest, commencing on April 1, 2002 with a final payment due March 31, 2007 of all remaining unpaid principal balance of this Note, plus any and all accrued and unpaid interest. All payments shall be made at the principal office of the Holder or at such other place as the legal holder may designate from time to time in writing to the Debtor

      The outstanding balance of this Note shall be rendered immediately due and payable, without the necessity of a demand notice, in case of any of the following acts (each, an "Event of Default"):

      (a) entry of any judgment or order against the Debtor for the payment of money, if the same is not satisfied or enforcement proceedings are not stayed within sixty (60) days or if, within sixty (60) days after the expiration of any such stay, the judgment or order is not dismissed, discharged or satisfied;

      (b) appointment of a receiver, trustee, custodian or similar official, for the Debtor or any property or assets of the Debtor;

      (c) conveyance of any or all assets to a trustee, mortgagee or liquidating agent or assignment for the benefit of creditors by the Debtor;

      (d) commencement by the Debtor of any voluntary proceeding under any law or any jurisdiction, now or hereafter in force, relating to bankruptcy, insolvency, renegotiation of outstanding indebtedness, arrangement or otherwise to the relief of debtors or the readjustment of indebtedness; or

      (e) commencement by any creditor of any involuntary proceeding against the Debtor under any law or any jurisdiction, now or hereafter in force, relating to bankruptcy, insolvency, renegotiation of outstanding indebtedness, arrangement or otherwise to the relief of debtors or the readjustment of indebtedness, which proceeding is not dismissed or discharged within 60 days after commencement.
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      Notwithstanding anything contained herein to the contrary, upon the occurrence of any such Event of Default, the entire outstanding amount of principal and interest of this Note shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

      The Debtor may prepay this Note without penalty, in whole or in part, at any time prior to maturity. The Holder agrees that:

      (a) if the Debtor prepays the Note in its entirety prior to the first anniversary of this Note, the Debtor would receive a discount equal to fifteen percent (15%) of the then outstanding principal balance of the Note;
      (b) if the Debtor prepays the Note in its entirety prior to the second anniversary of this Note, the Debtor would receive a discount equal to ten percent (10%) of the then outstanding principal balance of the Note; and
      (c) if the Debtor prepays the Note in its entirety prior to the third anniversary of this Note, the Debtor would receive a discount equal to five percent (5%) of the then outstanding principal balance of the Note.

Any permitted prepayment of principal by the Debtor will be accompanied by payment of all accrued and unpaid interest on the principal sum being repaid. This Note is being issued pursuant to a Stock Repurchase Agreement of even date herewith by and between Debtor and Holder. In the event that Debtor shall have any claims against Holder pursuant to such Stock Repurchase Agreement, then Debtor shall have the right to offset such claims against amounts payable pursuant to this Note.

      The Debtor agrees to pay all costs, charges and expenses incurred by the Holder and its assigns (including, without limitation, costs of collection, court costs, and reasonable attorneys' fees and disbursements) in connection with the successful enforcement of the Holder's rights under this Note (all such costs, charges and expenses being herein referred to as "Costs"). Presentment for payment, demand, protest, notice of protest and notice of nonpayment are hereby waived. The Debtor agrees that any delay on the part of the Holder in exercising any rights hereunder will not operate as a waiver of such rights, and further agrees that any payments received hereunder will be applied first to Costs, then to interest, and the balance to principal. The Holder shall not by any act, delay, omission, or otherwise be deemed to waive any of its rights or remedies, and no waiver of any kind to enforce this Note shall be valid unless in writing and signed by the Holder.

      This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto. This Note is not negotiable or transferable to any other holder without the written consent of the Debtor. This Note is made under and shall be governed by the internal laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of internal laws of any other jurisdiction.

      IN WITNESS WHEREOF, the Debtor has executed this Note as an instrument under seal as of the date first written above.

WITNESS:                            DEBTOR:


------------------------            ---------------------------------------
Bradley Hughes                      GreenMan Technologies Inc.
                                    Charles E. Coppa, Chief Financial Officer